Monthly Report - January 31, 2013

TriView Global Fund, LLC

The Net Asset Value of a unit as of January 31, 2013 was   $682.45    down    -0.80% from $687.92 last month.

STATEMENT OF CHANGES IN NET ASSET VALUE

Current Period

Year To Date

Net Asset Value (1,133.233 units) at December 31, 2012	$ 779,573.69	$ 779,573.69
Addition of 1074.948 units on January 01, 2013	740,979.04	740,979.04
Redemption of 119.683units on January 31, 2013	(83,178.43)	(83,178.43)

Net income (loss)

4,050.00

4,050.00

Ending Net Asset Value (2,088.498 units) at January 31, 2013

Net Asset Value per Unit at January 31, 2013

$

1,425,305.96    $

$

682.45

1,425,305.96

STATEMENT OF INCOME AND (LOSS)

Income:

Gain (loss) on trading of commodity futures:

Current Period

YTD

Realized gain (loss) on closed contracts  4,050.00  4,050.00

Change in unrealized gain (loss) on open accounts

1398.16

1398.16

Interest income

0.88

0.88

Total: Income  5,449.04  5,449.04

Expenses:

Brokerage commissions

3,789.90

3,789.90

Opeating expenses  7,541.18  7,541.18

Incentive fee  685.73  685.73

Management fee  648.02  648.02

Continuing service fee

-

- Organizational & offering expenses

4,852.55

4,852.55

Total: Expenses   17,517.38  17,517.38

Net Income (Loss) - January 31, 2013

$

(12,068.34)   $

(12,068.34)

To the best of my knowledge and belief, the information contained in this account statement is accurate and complete.

Michael P. Pacult, President TriView Capital Management, Inc. General Partner/CPO

TriView Global Fund, LLC

Prepared without audit